UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bray, David E.
   3101 N. Elm St.
   Greensboro, NC USA 27415-6540
2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION COE
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Treasurer
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |74237              |D     |                           |
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Common Stock                 |      |    |                  |   |           |35000              |I     |by Spouse                  |
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Common Stock                 |      |    |                  |   |           |1000               |I     |by Trust [1]               |
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Common Stock                 |      |    |                  |   |           |31621              |I     |by Trust [2]               |
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Class A Preferred            |      |    |                  |   |           |933                |I     |by Trust [3]               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
1984 Employee Stock     |$5.250  |     |    |           |   |06/28|06/27|Common Stock|800    |       |800         |D  |            |
Option (right to buy)   |        |     |    |           |   |/89 [|/99  |            |       |       |            |   |            |
                        |        |     |    |           |   |4]   |     |            |       |       |            |   |            |
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Employee Stock Option   |$15.625 |     |    |           |   |08/19|02/17|Common Stock|5000   |       |5000        |D  |            |
(right to buy)          |        |     |    |           |   |/93 [|/03  |            |       |       |            |   |            |
                        |        |     |    |           |   |5]   |     |            |       |       |            |   |            |
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Employee Stock Option   |$12.000 |     |    |           |   |05/09|11/08|Common Stock|5000   |       |5000        |D  |            |
(right to buy)          |        |     |    |           |   |/95 [|/04  |            |       |       |            |   |            |
                        |        |     |    |           |   |6]   |     |            |       |       |            |   |            |
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Employee Stock Option   |$8.000  |     |    |           |   |05/07|11/06|Common Stock|5000   |       |5000        |D  |            |
(right to buy)          |        |     |    |           |   |/97 [|/06  |            |       |       |            |   |            |
                        |        |     |    |           |   |7]   |     |            |       |       |            |   |            |
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Employee Stock Option   |$8.500  |     |    |           |   |05/11|11/09|Common Stock|2000   |       |2000        |D  |            |
(right to buy)          |        |     |    |           |   |/98 [|/07  |            |       |       |            |   |            |
                        |        |     |    |           |   |8]   |     |            |       |       |            |   |            |
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Employee Stock Option   |$4.4375 |11/04|A   |2000       |   |05/04|11/03|Common Stock|2000   |       |2000        |D  |            |
(right to buy)          |        |/98  |    |           |   |/99 [|/08  |            |       |       |            |   |            |
                        |        |     |    |           |   |9]   |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. By trust partially for benefit of child of reporting person whose shares the reporting person may be deemed to beneficially own. The reporting person denies beneficial ownership of these shares.
2. Since last report, person's account in Company Stock Fund of the 401(k) acquired 1,483 shares.
3. Since last report, reporting person's account in Registrant's 1983 ESOP, acquired 117 shares.
4, 5, 6, 7, 8, 9. Stock Option grants under 1992 Stock Option Plan and Plan as amended and restated. Options are exerciseable in annual cumulative 20% increments beginning on date exerciseable in Column 6.

David E. Bray
SIGNATURE OF REPORTING PERSON
/Signature/
David E. Bray
DATE
02/08/99